Deloitte & Touche LLP

3000 Scotia Centre

700 Second Street S.W.

Calgary  AB  T2P 0S7

Canada

Tel: (403) 267-1700

Fax: (403) 264-2871

www.deloitte.ca

EXHIBIT NO. 23.1

Consent of Independent Registered Chartered Accountants

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-112790 of Energy Exploration Technologies Inc. of our reports dated March 17, 2004 (Except for Note 18 which is as of May 28, 2004) (which audit report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain reclassifications of financial statement amounts in the 2001 financial statement that were audited by auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to the reclassifications appearing in this Form F-2 of Energy Exploration Technologies and a separate report titled Comments by Auditor on Canada-United States of America Reporting Difference referring to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Statements by Experts” in such Prospectus.

Chartered Accountants

Calgary, Alberta, Canada

May 28, 2004